EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the date fully executed by and between Michael Steib (“Executive”) and Angi Inc., a Delaware corporation (the “Company”), and is effective as of September 22, 2026 (the “Effective Date”).
WHEREAS the Company desires to retain the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:
1A.EMPLOYMENT. During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Chief Executive Officer of the Company and member of the Board of Directors of the Company (the “Board”) with a principal work location at the Company’s offices in New York, New York (or such other location as mutually agreed by the parties), subject to reasonable travel as may be required for the performance of Executive’s duties. During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position, and any additional duties and responsibilities as mutually agreed by the Board and Executive, and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report directly and exclusively to the Board and to the Chairman of the Board. Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Board, to the extent consistent with Executive’s position. Executive agrees to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time. Executive may participate in civic and charitable activities, and may serve as a member of the board of directors of such entities as may be approved from time to time in advance by the Board, so long as such activities do not conflict with or interfere with Executive’s performance of his duties hereunder or compete with or present an actual or apparent conflict of interest for the Company, which shall be determined by the Board in good faith.
2A.TERM. The term of this Agreement shall commence on the Effective Date and shall terminate on the sixth anniversary thereof (the “Initial Term”); provided, that certain terms and conditions herein may specify a greater period of effectiveness; and further provided that this Agreement shall automatically renew for additional one-year periods on each anniversary of the Effective Date (each a “Renewal Term”, and collectively with the Initial Term, the “Term”), unless terminated by either party (subject to Section 1(h) of the Standard Terms and Conditions attached hereto (the “T&C”)) with written notice provided not less than ninety (90) days prior to the end of the then-current Term or Renewal Term (a “Notice of Non-Renewal”).
Notwithstanding any other provision of this Agreement to the contrary, Executive’s employment with the Company is “at-will” and may be terminated at any time for any reason or no reason, with or without cause, by the Company or Executive, with or without notice. During the Term, Executive’s right to payments upon certain terminations of employment (including in connection with the Company’s issuance of a Non-Renewal Notice) is governed by Section 1 of the T&C. Upon the termination of Executive’s employment due to circumstances other than those set forth in Section 1 of the T&C, the Company shall have no further obligation hereunder, except for the payment of Accrued Obligations (as defined in the T&C).
3A.COMPENSATION.
(a)BASE SALARY. During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $1.00 (the “Base Salary”), payable in accordance with the Company’s payroll practice as in effect from time to time, which Base Salary may be increased, from time to time, as approved by the Compensation & Human Capital Committee of the Board (the “Compensation Committee”). For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.
(b)EQUITY AWARDS. As soon as practicable following the Effective Date, Executive shall be granted the following equity awards under the Company’s Amended and Restated 2017 Stock and Annual Incentive Plan (the “Plan”), which awards shall each be subject to the terms of the Plan and to an award agreement on terms substantially consistent with those set forth herein. Notwithstanding the foregoing, to the extent there are insufficient shares available under the Plan to deliver shares of the Company’s Class A Common Stock, par value $0.001 per share (“Common Stock”), in settlement of any such awards, the Company may grant such awards subject to shareholder approval of a new equity plan or settle such awards for cash of equivalent value to the number of shares of Common Stock underlying the award on the applicable settlement date (taking into account the number of awards that vest and are earned in accordance with this Section 3A(b)) (“Cash Settlement”); provided, that if the Company’s shareholders fail to approve such new equity plan and the Company is otherwise unable to deliver shares of Common Stock in settlement of such awards, the Company shall be required to provide for the Cash Settlement.
(i)a restricted stock unit award with respect to 1,000,000 shares of Common Stock (“RSUs”), which shall vest in equal annual installments over four years following the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date; provided, that upon the consummation of a Change in Control (as defined in the Plan), all outstanding and unvested RSUs shall immediately become fully vested; and
(ii)a performance-based restricted stock unit award with respect to 1,000,000 shares of Common Stock (“PSUs”), which shall be earned and vest as follows, subject to Executive’s continued employment with the Company through the applicable vesting date; provided, that any PSUs that remain outstanding and unvested on the sixth anniversary of the Effective Date will be forfeited and canceled in their entirety:
(a)300,000 PSUs shall vest upon the later of (I) the first anniversary of the Effective Date and (II) the date on or after such date on which the volume-weighted average closing price of Common Stock equals or exceeds $10.00 for a period of thirty (30) consecutive trading days;
(b)300,000 PSUs shall vest upon the later of (I) the second anniversary of the Effective Date and (II) the date on or after such date on which the volume-weighted average closing price of Common Stock equals or exceeds $12.00 for a period of thirty (30) consecutive trading days;
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(c)300,000 PSUs shall vest upon the later of (I) the third anniversary of the Effective Date and (II) the date on or after such date on which the volume-weighted average closing price of Common Stock equals or exceeds $14.00 for a period of thirty (30) consecutive trading days; and
(d)100,000 PSUs shall vest upon the later of (I) the fourth anniversary of the Effective Date and (II) the date on or after such date on which the volume-weighted average closing price of Common Stock equals or exceeds $20.00 for a period of thirty (30) consecutive trading days.
Notwithstanding the foregoing, upon the consummation of a Change in Control, all outstanding and unvested PSUs shall be immediately earned and vested based on achievement of the foregoing stock price hurdles as measured against the consideration paid per share of Common Stock to shareholders in such Change in Control (or the value attributable to each share of Common Stock, in the case of a Change in Control that is not a stock sale or similar transaction in which consideration is paid to the holders of Common Stock), and shall not, for the avoidance of doubt, be measured based on a volume-weighted average closing price. Unless otherwise determined by the Compensation Committee at the time of such Change in Control, all unvested PSUs which do not vest in accordance with this Section 3A(b) upon such Change in Control shall be canceled and forfeited upon such Change in Control.

(c)BENEFITS. During the Term, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit programs and perquisites as may be adopted from time to time by the Company on substantially the same terms as those provided to other executive officers of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:
(i)Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees generally and subject to, and in accordance with, the Company’s policies as in effect from time to time; and
(ii)Vacation. During the Term, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.
(d)PRIOR ARRANGEMENTS. For the avoidance of doubt, effective as of the Effective Date, Executive shall no longer be eligible to participate in the Company’s compensation arrangements provided or otherwise made available to non-employee members of the Board; provided, that any equity awards previously granted to Executive in respect of his service as a non-employee member of the Board prior to the Effective Date shall remain outstanding and continue to vest in accordance with their existing terms.
4A.NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):
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If to the Company:    Angi Inc.
3815 River Crossing Pkwy, Suite 360
Indianapolis, IN 46240
Attention: Chief Legal Officer
If to Executive:    At the most recent address for Executive on file at the Company.
Either party may change such party’s address for notices by notice duly given pursuant hereto.
5A.GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to its principles of conflicts of laws. Any such dispute will be heard and determined before an appropriate federal court located in the State of New York in New York County, or, if not maintainable therein, then in an appropriate New York state court located in New York County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Executive in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Agreement, whether or not initiated by Executive. The Company agrees to pay such amounts within ten (10) days following the Company’s receipt of an invoice from Executive, provided that Executive shall have submitted an invoice for such amounts at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred; provided, further, that to the extent any fees, costs and expenses are attributable to any claim or cause of action that is determined by a court in a final, non-appealable order to have been frivolous or brought in bad faith, Executive shall be required to reimburse the Company for such fees, costs or expenses.
6A.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
7A.STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the T&C are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the T&C, taken as a whole.
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[The Signature Page Follows]
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on the Effective Date.
Angi Inc.

/s/ Shannon Shaw
By: Shannon Shaw
Title: Chief Legal Officer

/s/ Michael Steib
Michael Steib
(Signature Page to Employment Agreement)

STANDARD TERMS AND CONDITIONS
1.TERMINATION OF EXECUTIVE’S EMPLOYMENT.
(a)DEATH. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined below).
(b)DISABILITY. If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash; and (ii) any other Accrued Obligations.
(c)TERMINATION FOR CAUSE. Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof or otherwise applicable to Executive; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a violation by Executive of any Company policy, copies of which have been provided to Executive prior to the Effective Date, pertaining to ethics, wrongdoing or conflicts of interest that results in a material harm to the Company; provided, that in the case of conduct described in clauses (iii), (iv) or (v) above which is capable of being cured, Executive shall have a period of fifteen (15) days after Executive is provided with written notice thereof in which to cure. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 2(c) and specifying the particulars thereof in detail. Any determination by the Board related to the termination shall be subject to de novo review by the courts of the relevant jurisdiction.

(d)TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EXECUTIVE FOR GOOD REASON. If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause or if Executive resigns for Good Reason (as defined below) prior to the expiration of the Term, then:
(i)any RSUs granted pursuant to Section 3A(b) that are outstanding and unvested at the time of such termination that would have vested by their terms during the twenty-four (24) months following termination of employment shall immediately vest in full;
(ii)any PSUs granted pursuant to Section 3A(b) that are outstanding and unvested at the time of such termination shall remain eligible to vest to the extent the applicable stock price hurdles are achieved as of the earlier of (A) the sixth anniversary of the Effective Date, and (B) six (6) months following the date of termination; and
(iii)the Company shall pay Executive within thirty (30) days of the date of such termination or resignation in a lump sum in cash any Accrued Obligations.
The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form provided by the Company, such general release to be executed and promptly delivered to the Company (and in no event later than 21 days following Executive’s termination of employment, or such longer period as may be required by applicable law) and Executive’s ongoing compliance with the restrictive covenants set forth in Section 2 hereof. Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) a material diminution in Executive’s then-current duties, title, or level of responsibilities or the Company’s material breach of this Agreement, excluding for this purpose any such diminution or breach that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, but including, for the avoidance of doubt, Executive ceasing to (1) hold the position of Chief Executive Officer or (2) have public company officer duties, whether or not occurring solely as a result of the Company becoming a subsidiary/division of a larger entity or ceasing to be publicly traded or (B) appointment of any individual other than Joseph Levin or Executive as Chairman of the Board (it being understood that Executive shall not have “Good Reason” under this prong (B) if prior to such appointment, the Chairman of the Board position is offered to, but not accepted by, Executive); provided, however, that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) and (B) above shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has initial knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the event or circumstance so identified within thirty

(30) days after the receipt of such notice and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in (x) above.
(e)SECTION 280G; PARACHUTE PAYMENTS.
(i)If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (A) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(ii)Notwithstanding any provision of subsection (i) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(iii)Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 1. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur

(if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
(f)NO OFFSET. Executive shall have no duty or obligation to seek, obtain, or accept other employment or engagement following a termination of employment, and no severance payments, benefits, or other amounts payable under this Agreement shall be subject to reduction, offset, recoupment, mitigation or other adjustment by reason of any compensation, earnings, fees, or benefits received by Executive from any subsequent employment, self-employment, consulting arrangement or other source following such termination.
(g)ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (iii) any reimbursements that Executive is entitled to receive under Section 3A(c)(i) of the Agreement.
(h)NOTICE OF NON-RENEWAL. If the Board delivers a Non-Renewal Notice to Executive then, effective as of Executive’s separation from service from the Company, Executive shall have the same rights and obligations hereunder as if the Company had terminated Executive’s employment without Cause, subject to Executive providing reasonable transition assistance to the Company in respect of the transition of Executive’s role and duties until no later than the end of the Term. For the avoidance of doubt, issuance of a Non-Renewal Notice shall be approved by the Board.
2.CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.
(a)CONFIDENTIALITY. Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence. The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below. Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates. The Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). The Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Executive’s ability under applicable U.S. Federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or obtained by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof), in each case, containing Confidential Information, furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.
(b)NON-COMPETITION. In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.
For purposes of this Section 2(b), (i) a “Competitive Activity” means any business or other endeavor with a sole focus on Company Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or planned to provide during Executive’s employment hereunder such Company Products; (ii) “Company Products” shall be limited to consumer-facing digital platforms and lead generation and advertising services that are primarily intended to facilitate the matching of homeowners and similar consumers with home service professionals for home repair, maintenance, improvement, renovation and related residential services, but shall not include products or services merely under consideration, research or development and not commercially offered as of the date of Executive’s termination; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.
Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement. Further, Executive acknowledges that the restrictions set forth in this provision are reasonable and not greater than necessary to protect and maintain the proprietary and other legitimate business interests of the Company, and that the enforcement of these restrictions would not prevent Executive from earning a livelihood.
Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.
(c)NON-SOLICITATION OF EMPLOYEES. Executive recognizes that Executive will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Executive recognizes that the information Executive will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that, during Executive’s employment hereunder and for a period of twenty-four (24) months thereafter, Executive will not, directly or indirectly, solicit or induce any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during Executive’s employment hereunder, in each case, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder. Notwithstanding the foregoing, nothing in this Section 2(c) shall prohibit any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at the Company’s or its subsidiaries’ and/or affiliates’ employees or other service providers.
(d)NON-SOLICITATION OF BUSINESS PARTNERS. During Executive’s employment hereunder, and for a period of twenty-four (24) months thereafter, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during his employment hereunder, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.
(e)PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company. In order to permit the Company to exploit such Employee Developments, Executive shall use reasonable efforts to promptly and fully report all such Employee Developments that are material to the Company. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws,

Executive will cooperate and use reasonable efforts to take such actions that are reasonably requested by the Company during or after the Term without the need for separate or additional compensation, but at the Company’s sole cost (it being understood that the Company shall reimburse Executive for any costs reasonably expected by Executive in furtherance thereof). “Employee Developments” means any intellectual property rights in or with respect to any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during the period of employment, that (i) concerns or relates, at the time of conception, to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on the Company’s equipment, supplies, facilities or trade secrets; provided, however, that Employee Developments shall not include any ideas, concepts, insights, know-how, methodologies, frameworks, principles or philosophies or other intellectual property of a general nature, including any high-level business, operational, management, investment, growth, organizational, industry, market or strategic concepts relating to the overall strategy, direction or business activities (other than involving Company Products). All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Employee Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after the Term, upon the Company’s request and at the Company’s sole cost and expense, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall use reasonable efforts to promptly perform such other acts, as the Company reasonably requests, to evidence, establish, maintain, or perfect the Company’s rights in Employee Developments.
(f)COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the policies and procedures of the Company as they may exist from time to time and be promptly provided to Executive.
(g)SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.
(h)TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the Company and Executive and any of the Company’s affiliates and Executive with respect to the subject matter of this Agreement, including any term sheet relating hereto. Executive acknowledges and agrees that neither the Company nor any of its affiliates nor anyone else acting on their behalf has/have made, and is/are not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.
(i)ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.
(j)WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.
(k)SECTION 409A OF THE INTERNAL REVENUE CODE.
a.This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
b.For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
c.If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 1(d) that constitutes nonqualified deferred compensation under Section 409A until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 2(k) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

d.To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.
e.In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A or otherwise with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.
f.For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
g.To the extent any payment or benefit pursuant to Section 1(d) constitutes nonqualified deferred compensation under Section 409A and such payment is contingent on the execution and non-revocation of a release of claims and the period to consider and not revoke such release spans two tax years, then such payments shall be delayed until the later of the two tax years to the extent required to comply with Section 409A.
(l)HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.
(m)REMEDIES FOR BREACH. Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the T&C.
Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the T&C will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.
(n)WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
(o)SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
(p)INDEMNIFICATION. During the Term and for a period of six (6) years thereafter, the Company shall maintain directors’ and officers’ liability insurance covering Executive for acts and omissions occurring during Executive’s employment or service with the Company and its subsidiaries and/or affiliates and shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law and the Company’s certificate of incorporation and bylaws (or comparable organizational documents) as in effect on the Effective Date or as thereafter; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.
(q)NO CONFLICT. Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. Executive further represents and warrants that Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
(r)CLAWBACKS.  The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
(s)COMPANY POLICIES.  Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.

[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: 9/22/2026
Angi Inc.

/s/ Shannon Shaw
By: Shannon Shaw
Title: Chief Legal Officer

/s/ Michael Steib
            Michael Steib

(Signature Page to Steib Employment Agreement)